Exhibit 99.B(d)(1)(iii)

SECOND AMENDMENT TO

AMENDED INVESTMENT MANAGEMENT AGREEMENT

ING SERIES FUND, INC.

This Second Amendment, effective as of  April 4, 2008, amends the Amended Investment Management Agreement (the “Agreement”) dated the 1st day of April 2004, as amended, between ING Investments, LLC, an Arizona limited liability company (the “Manager”), and ING Series Fund, Inc., a Maryland corporation (the “Fund”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of April 4, 2008.

NOW, THEREFORE, the parties agree as follows:

1.             That portion of Schedule A (the fee schedule) applying with respect to the Strategic Allocation Conservative Fund, the Strategic Allocation Growth Fund, and the Strategic Allocation Moderate Fund, each a Series of the Fund, is hereby deleted and replaced with the Schedule A attached hereto.  “Direct Investments” shall mean assets which are not shares of open-end investment companies registered under the 1940 Act.  “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act.  “ADNA” shall mean the average daily net assets of the Fund.

2.             In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

ING SERIES FUND, INC.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President